Exhibit 99.1

From:      EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR RELEASE at 11:00 AM, Friday, November 12, 2010

EnviroStar, Inc. Announces First Quarter Results

Company Reports Improved Revenues and Earnings for the First Quarter

Miami, FL – November 12, 2010 – EnviroStar, Inc. (NYSEAmex:EVI) today reported improved operating results for the three month period ended September 30, 2010.

For the first three months of fiscal 2011, revenues increased 33.8% to $4,854,050 from $3,628,272 for the same period of last year.  Net earnings were $131,952 or $.02 per share compared to a loss of $70,898 or $.01 per share during the first quarter of fiscal 2010.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “We are pleased with the Company’s performance during the first quarter of fiscal 2011, having attained increased revenues and earnings during difficult times.  Incoming orders during the quarter have been trending upward, especially for our new line of boilers, which experienced an increase in sales of 170.7%, over the first quarter of fiscal 2010.” He also indicated that the first quarter results included substantial commission income received, on the sale by another distributor, of an installation in the Company’s territory.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning such factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Three months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Revenues	$4,854,050	$3,628,272

Earnings before income taxes	212,940	(113,433)
Provision for income taxes	80,988	(42,535)

Net earnings	$131,952	$(70,898)

Basic and diluted earnings per share	$.02	$.01

Weighted average shares outstanding:
Basic and Diluted	7,033,732	7,033,732